Prospectus Supplement No. 3 To Prospectus dated March 27, 2025	Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-281973

GEOVAX LABS, INC.

Up to 975,610 Shares of Common Stock

We are supplementing the prospectus dated March 27, 2025 covering the sale of up to 975,610 shares of our common stock, $0.001 par value, that may be sold from time to time by the selling stockholder named in the prospectus, to add certain information as described below.

This prospectus supplement supplements information contained in the prospectus dated March 27, 2025 and should be read in conjunction therewith, including any previous supplements and amendments thereto, which are to be delivered with this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated March 27, 2025, including any previous supplements and amendments thereto.

This prospectus supplement is being filed to update and supplement the information in the prospectus dated March 27, 2025 with information contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025, filed with the Securities and Exchange Commission on November 13, 2025. Accordingly, we have attached that filing to this prospectus supplement.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 9 of the prospectus dated March 27, 2025 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement in truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 13, 2025.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the quarterly period ended September 30, 2025

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from               to

Commission File Number: 001-39563

GEOVAX LABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-0455038
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1900 Lake Park Drive, Suite 380
Smyrna, Georgia	30080
(Address of principal executive offices)	(Zip Code)

(678) 384-7220

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of each Exchange on which Registered
Common Stock $0.001 par value	GOVX	The Nasdaq Capital Market

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes ☒    No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes ☒    No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Emerging growth company	☐
Smaller reporting company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act):

Yes ☐    No ☒

As of November 13, 2025, 29,705,360 shares of the Registrant’s common stock, $.001 par value, were issued and outstanding.

TABLE OF CONTENTS

		Page
PART I – FINANCIAL INFORMATION

Item 1	Condensed Consolidated Financial Statements:	1
	Condensed Consolidated Balance Sheets as of September 30, 2025 (unaudited) and December 31, 2024	1
	Condensed Consolidated Statements of Operations for the three-month and nine-month periods ended September 30, 2025 and 2024 (unaudited)	2
	Condensed Consolidated Statements of Changes in Stockholders’ Equity for the three-month and nine-month periods ended September 30, 2025 and 2024 (unaudited)	3
	Condensed Consolidated Statements of Cash Flows for the nine-month periods ended September 30, 2025 and 2024 (unaudited)	4
	Notes to Condensed Consolidated Financial Statements (unaudited)	5

Item 2	Management's Discussion and Analysis of Financial Condition and Results of Operations	9

Item 3	Quantitative and Qualitative Disclosures about Market Risk	15

Item 4	Controls and Procedures	15

PART II – OTHER INFORMATION

Item 1	Legal Proceedings	16

Item 1A	Risk Factors	16

Item 2	Unregistered Sales of Equity Securities and Use of Proceeds	16

Item 3	Defaults Upon Senior Securities	16

Item 4	Mine Safety Disclosures	16

Item 5	Other Information	16

Item 6	Exhibits	17

SIGNATURES		18

Part I -- FINANCIAL INFORMATION

Item 1	Financial Statements

GEOVAX LABS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2025	2024
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,008,997	$5,506,941
Government contract receivable	-	659,409
Prepaid expenses and other current assets	1,508,251	1,768,533
Total current assets	6,517,248	7,934,883
Property and equipment, net	127,060	149,974
Other assets	86,947	71,010

Total assets	$6,731,255	$8,155,867

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$976,411	$1,849,760
Accrued expenses	847,766	1,257,572
Total current liabilities	1,824,177	3,107,332

Commitments (Note 4)

Stockholders’ equity:
Common stock, $.001 par value:
Authorized shares – 150,000,000
Issued and outstanding shares – 29,705,360 and 10,536,875 at September 30, 2025 and December 31, 2024, respectively	29,705	10,537
Additional paid-in capital	151,279,802	134,394,079
Accumulated deficit	(146,402,429)	(129,356,081)
Total stockholders’ equity	4,907,078	5,048,535

Total liabilities and stockholders’ equity	$6,731,255	$8,155,867

See accompanying notes to condensed consolidated financial statements.

GEOVAX LABS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue from government contract	$-	$2,789,484	$2,489,145	$3,090,161

Operating expenses:
Research and development	5,043,504	7,402,884	15,127,090	16,105,480
General and administrative	1,329,711	1,241,176	4,559,346	3,784,559
Total operating expenses	6,373,215	8,644,060	19,686,436	19,890,039

Loss from operations	(6,373,215)	(5,854,576)	(17,197,291)	(16,799,878)

Other income (expense):
Interest income	54,301	53,191	150,943	91,611
Interest expense	-	(14,083)	-	(21,375)
Total other income (expense)	54,301	39,108	150,943	70,236

Net loss	$(6,318,914)	$(5,815,468)	$(17,046,348)	$(16,729,642)

Basic and diluted:
Net loss per common share	$(0.31)	$(0.91)	$(0.97)	$(4.52)
Weighted average shares outstanding	20,287,203	6,404,797	17,494,429	3,701,145

See accompanying notes to condensed consolidated financial statements.

GEOVAX LABS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

	Three-Month and Nine-Month Periods Ended September 30, 2025
					Total
	Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Paid-in Capital	Deficit	Equity
Balance at December 31, 2024	10,536,875	$10,537	$134,394,079	$(129,356,081)	$5,048,535
Sale of common stock and warrants for cash	3,302,603	3,302	7,911,100	-	7,914,402
Stock option expense	-	-	292,744	-	292,744
Net loss for the three months ended March 31, 2025	-	-	-	(5,357,651)	(5,357,651)
Balance at March 31, 2025	13,839,478	13,839	142,597,923	(134,713,732)	7,898,030
Issuance of common stock upon warrant exercises	2,085,115	2,086	(1,877)	-	209
Stock option expense	-	-	292,740	-	292,740
Net loss for the three months ended June 30, 2025	-	-	-	(5,369,783)	(5,369,783)
Balance at June 30, 2025	15,924,593	15,925	142,888,786	(140,083,515)	2,821,196
Sales of common stock and warrants for cash	13,540,767	13,540	7,957,710	-	7,971,250
Issuance of common stock upon warrant exercises	240,000	240	155,760	-	156,000
Stock option expense	-	-	277,546	-	277,546
Net loss for the three months ended September 30, 2025	-	-	-	(6,318,914)	(6,318,914)
Balance at September 30, 2025	29,705,360	$29,705	$151,279,802	$(146,402,429)	$4,907,078

	Three-Month and Nine-Month Periods Ended September 30, 2024
					Total
	Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Paid-in Capital	Deficit	Equity
Balance at December 31, 2023	1,977,152	$1,977	$110,125,146	$(104,363,785)	$5,763,338
Issuance of common stock for services	6,703	7	37,493	-	37,500
Issuance of common stock upon warrant exercises	269,032	269	(269)	-	-
Fractional share roundup following reverse split	55,422	55	(55)	-	-
Stock option expense	-	-	103,569	-	103,569
Net loss for the three months ended March 31, 2024	-	-	-	(5,850,132)	(5,850,132)
Balance at March 31, 2024	2,308,309	2,308	110,265,884	(110,213,917)	$54,275
Sale of common stock and warrants for cash	220,000	220	1,209,318	-	1,209,538
Issuance of common stock upon warrant exercises	1,650,391	1,651	1,387,712	-	1,389,363
Stock option expense	-	-	101,640	-	101,640
Net loss for the three months ended June 30, 2024	-	-	-	(5,064,042)	(5,064,042)
Balance at June 30, 2024	4,178,700	4,179	112,964,554	(115,277,959)	(2,309,226)
Sale of common stock and warrants for cash	2,741,463	2,742	15,518,135	-	15,520,877
Issuance of common stock upon warrant exercises	1,689,145	1,688	976,082	-	977,770
Stock option expense	-	-	129,923	-	129,923
Net loss for the three months ended September 30, 2024	-	-	-	(5,815,468)	(5,815,468)
Balance at September 30, 2024	8,609,308	$8,609	$129,588,694	$(121,093,427)	$8,503,876

See accompanying notes to condensed consolidated financial statements.

GEOVAX LABS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(17,046,348)	$(16,729,642)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	50,526	73,727
Stock-based compensation expense	863,030	389,299
Changes in assets and liabilities:
Government contract receivable	659,409	(547,574)
Prepaid expenses and other current assets	260,282	(312,840)
Other assets	(15,937)	1,116,778
Accounts payable and accrued expenses	(1,283,155)	(911,709)
Total adjustments	534,155	(192,319)
Net cash used in operating activities	(16,512,193)	(16,921,961)

Cash flows from investing activities:
Purchase of equipment	(27,612)	(20,653)
Net cash used in investing activities	(27,612)	(20,653)

Cash flows from financing activities:
Net proceeds from issuance of notes payable – related parties	-	135,000
Repayment of notes payable – related parties	-	(150,000)
Net proceeds from sale of common stock and warrants	15,885,652	16,730,415
Net proceeds from warrant exercises	156,209	2,367,133
Net cash provided by financing activities	16,041,861	19,082,548

Net increase (decrease) in cash and cash equivalents	(497,944)	2,139,934
Cash and cash equivalents at beginning of period	5,506,941	6,452,589

Cash and cash equivalents at end of period	$5,008,997	$8,592,523

Supplemental disclosure of non-cash financing activities:

During the nine months ended September 30, 2024, we issued 5,947 shares of common stock upon the cashless exercise of 8,000 warrants.

See accompanying notes to condensed consolidated financial statements.

GEOVAX LABS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2025

(unaudited)

1.	Nature of Business

GeoVax Labs, Inc., headquartered in the Atlanta, Georgia metropolitan area, is a clinical-stage biotechnology company incorporated under the laws of the State of Delaware. GeoVax Labs, Inc. and its wholly owned subsidiary, GeoVax, Inc., a Georgia corporation, are collectively referred to herein as “GeoVax” or “the Company”.

The Company is focused on developing immunotherapies and vaccines against infectious diseases and cancers using novel vector vaccine platforms. GeoVax’s lead clinical program is GEO-CM04S1, a multi-antigen, next-generation COVID-19 vaccine currently in three Phase 2 clinical trials, being evaluated as (i) a primary vaccine for immunocompromised patients such as those suffering from hematologic cancers and other patient populations for whom the current authorized COVID-19 vaccines are insufficient, (ii) a booster vaccine in patients with chronic lymphocytic leukemia (CLL), and (iii) a more robust, durable COVID-19 booster among healthy patients who previously received the mRNA vaccines. In oncology GeoVax’s lead clinical program is Gedeptin®, a novel oncolytic solid tumor gene-directed therapy which recently completed a multicenter Phase 1/2 clinical trial for advanced head and neck cancers. The Company is also developing GEO-MVA, a vaccine targeting Mpox and smallpox, with a Phase 3 immuno-bridging study expected to initiate in late 2026.

2.	Summary of Significant Accounting Policies

We disclosed in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 those accounting policies that we consider significant in determining our results of operations and financial position. During the nine months ended September 30, 2025, there have been no material changes to, or in the application of, the accounting policies previously identified and described in the Form 10-K.

Basis of Presentation

The accompanying financial statements include the accounts of GeoVax Labs, Inc. and GeoVax, Inc. All intercompany transactions have been eliminated in consolidation. The financial statements are unaudited, but include all adjustments, consisting of normal recurring entries, which we believe to be necessary for a fair presentation of interim periods presented. Interim results are not necessarily indicative of results for a full year. The financial statements should be read in conjunction with our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. We expect our operating results to fluctuate for the foreseeable future; therefore, period-to-period comparisons should not be relied upon as predictive of the results in future periods.

We are devoting substantially all of our present efforts to research and development of our vaccine and immunotherapy candidates and will require additional funding to continue our research and development activities. We believe that our existing cash resources will be sufficient to continue our planned operations into late fourth quarter of 2025. We plan to pursue additional capital resources through public or private equity or debt financings, government grants/contracts, arrangements with strategic partners, or from other sources. There can be no assurance that additional funding will be available on favorable terms or at all. These factors collectively raise substantial doubt about the Company’s ability to continue as a going concern. Management believes that we will be successful in securing the additional capital required to continue the Company’s planned operations, but that our plans do not fully alleviate the substantial doubt about the Company’s ability to operate as a going concern.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

Recent Accounting Pronouncements

During the nine months ended September 30, 2025, there have been no new accounting pronouncements or changes in accounting pronouncements which we expect to have a material impact on our financial statements.

3.	Balance Sheet Components

Prepaid expenses and other current assets consist of the following:

	September 30, 2025	December 31, 2024
Prepaid clinical trial costs	$1,244,132	$1,524,813
Prepaid insurance premiums	220,090	220,675
Prepaid rent	23,019	13,045
Other prepaid expenses	21,010	10,000
Total prepaid expenses	$1,508,251	$1,768,533

Property and equipment consist of the following:

	September 30, 2025	December 31, 2024
Equipment and furnishings	$823,023	$795,411
Leasehold improvements	115,605	115,605
Total property and equipment	938,628	911,016
Accumulated depreciation and amortization	(811,568)	(761,042)
Total property and equipment, net	$127,060	$149,974

Other assets consist of the following:

	September 30, 2025	December 31, 2024
Prepaid technology license fees	$50,000	$60,000
Deposits	36,947	11,010
Total other assets	$86,947	$71,010

Accrued Expenses – Accrued expenses consist of the following:

	September 30, 2025	December 31, 2024
Payroll-related liabilities	$294,985	$986,691
Other accrued expenses	552,781	270,881
Total accrued expenses	$847,766	$1,257,572

4.	Commitments

Operating Lease. We currently lease office and laboratory space pursuant to an operating lease which expires on December 31, 2025. In August 2025, we entered into an agreement for the lease of laboratory space and in September 2025, we entered into a separate agreement for the lease of office space. Each of these agreements provide access to the respective spaces beginning November 1, 2025 for a three-year term.

Rent expense for the three-month and nine-month periods ended September 30, 2025 was $48,177 and $144,532, respectively, as compared to $46,764 and $140,292, respectively, for the same periods of 2024. Future minimum lease payments total $90,151 in 2025, $313,884 is 2026, $327,192 in 2027 and $282,211 in 2028.

License Agreements. We have entered into license agreements for various technologies and patent rights associated with our product development activities. These agreements may contain provisions for upfront payments, milestone fees due upon the achievement of selected development and regulatory events, minimum annual royalties or other fees, and royalties based on future net sales. Due to the uncertainty of the achievement and timing of the contingent events requiring payment under these agreements, the amounts to be paid by us in the future are not determinable.

Other Commitments. In the normal course of business, we enter into various contracts and purchase commitments including those with contract research organizations (“CROs”) for clinical trial services, contract manufacturing organizations (“CMOs”) for production of materials for use in our clinical trials, and other independent contractors or academic institutions for preclinical research activities and other services and products. Most contracts are generally cancellable, with notice, at the Company’s option. Payments due upon cancellation may consist of payments for services provided or expenses incurred to date, or cancellation penalties depending on the time of cancellation.

5.	Stockholders’ Equity

Common Stock Transactions

September 2025 Offering. On September 30, 2025, we closed a registered direct offering of 3,968,256 shares of common stock and in a concurrent private placement, we issued common warrants to the purchasers to purchase up to 11,904,768 shares of common stock at an exercise price of $0.63 per share. Net proceeds after deducting placement agent commissions and other offering expenses were approximately $2.3 million.

July 2025 Offering. On July 2, 2025, we closed a public offering of an aggregate of 9,235,000 units, consisting of (i) 9,235,000 shares of our common stock and (ii) warrants to purchase 18,470,000 shares of common stock at an exercise price of $0.65 per share. Net proceeds after deducting placement agent fees and expenses and other offering expenses were approximately $5.5 million.

March 2025 Offering. On March 25, 2025, we closed a registered direct offering of 1,350,000 shares of common stock, pre-funded warrants to purchase an aggregate of 2,085,115 shares of common stock, and common warrants to purchase up to 3,435,115 shares of common stock at an exercise price of $1.31 per share. Net proceeds after deducting placement agent commissions and other offering expenses were approximately $4.1 million. The pre-funded warrants were fully exercised during the second quarter of 2025.

ATM Program. On September 25, 2024, we entered into a Sales Agreement and established an “At-the-Market” continuous offering program (the “ATM Program”), pursuant to which the Company may offer and sell, from time to time through its sales agent, shares of its common stock. During the three-month and nine-month periods ended September 30, 2025, we sold 337,511 and 2,290,114 shares of our common stock, respectively, through the ATM Program for net proceeds of approximately $220,000 and $4.0 million, respectively, after deducting commissions to the sales agent and other related expenses.

Stock Options

We have stock-based incentive plans (the “Plans”) pursuant to which our Board of Directors may grant stock options and other stock-based awards to our employees, directors and consultants. A total of 2,033,648 shares of our common stock are reserved for future issuance pursuant to the Plans, inclusive of outstanding stock options. A summary of the Company’s stock option activity during the nine months ended September 30, 2025 is presented below.

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (yrs)	Aggregate Intrinsic Value
Outstanding at December 31, 2024	333,648	$12.71	8.6	$58,500
Stock options granted	805,300	2.48
Outstanding at September 30, 2025	1,138,948	$5.48	8.9	$-
Exercisable at September 30, 2025	222,132	$17.32	7.5	$-

Stock Purchase Warrants

A summary of the Company’s warrant activity during the nine months ended September 30, 2025 is presented below.

	Common Warrants
	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (yrs)	Pre-Funded Warrants -- Number of Shares	Total Warrants
Outstanding at December 31, 2024	6,617,747	$5.13	4.6	-	6,617,747
Warrants issued	33,809,883	0.71		2,085,115	35,894,998
Warrants exercised	(240,000)	-		(2,085,115)	(2,325,115)
Warrants expired	(159,781)	-		-	(159,781)
Outstanding at September 30, 2025	40,027,849	$0.70	4.8	-	40,027,849

The table below summarizes additional information concerning warrants outstanding as of September 30, 2025.

Issue Date	Number of Shares	Exercise Price *	Expiration
September 2021	6,668	195.00	September 2026
May 2024	1,605,688	0.54	May 2029
July 2024	2,170,000	0.54	January 2030
August 2024	2,675,610	1.31	March 2030
March 2025	3,435,115	1.31	June 2030
July 2025	18,230,000	0.49	July 2030
September 2025	11,904,768	0.63	November 2030
Outstanding at September 30, 2025	40,027,849

* Reflects current exercise prices as of the date of this quarterly report, inclusive of exercise price reset adjustments in accordance with terms contained within each respective warrant agreement.

6.	Stock-Based Compensation Expense

Stock-based compensation expense related to stock options is recognized on a straight-line basis over the requisite service period for the award and is allocated to research and development expense or general and administrative expense based upon the classification of the individual to whom the award is granted. Stock-based compensation expense related to stock option grants was $277,546 and $863,030 during the three-month and nine-month periods ended September 30, 2025, respectively, as compared to $129,923 and $335,132, respectively, during the same periods of 2024. As of September 30, 2025, there is $1,619,481 of unrecognized compensation expense that we expect to recognize over a weighted-average period of 2.1 years.

We occasionally issue shares of our restricted common stock for consulting and other services and recognize the related expense over the terms of the related agreements. During the three-month and nine-month periods ended September 30, 2024 we recorded stock-based compensation expense of $-0- and $54,167, respectively, associated with common stock issued for consulting services. No such expense was recorded during the 2025 periods.

7.	Revenue from Government Contract

In June 2024, GeoVax was awarded a contract through the Rapid Response Partnership Vehicle (RRPV) to advance the clinical development of GEO-CM04S1, the Company’s next-generation COVID-19 vaccine. The RRPV is a consortium funded by the Biomedical Advanced Research and Development Authority (BARDA), part of the Administration for Strategic Preparedness and Response (ASPR) in the U.S. Department of Health and Human Services (HHS). The award was formalized through an agreement with Advanced Technology International (ATI), the RRPV’s consortium management firm (the “ATI-RRPV Contract”). On April 11, 2025, we received notification from ATI directing the Company to immediately cease all work and indicating that BARDA determined to terminate the contract for convenience to the government pursuant to terms contained in the ATI-RRPV Contract.

During the three-month and nine-month periods ended September 30, 2025, we recognized revenue of $-0- and $2,489,145, respectively, associated with the ATI-RRPV Contract, as compared to $2,789,484 and $3,090,161, respectively, for the same periods in 2024.

8.	Net Loss Per Share

Basic and diluted loss per common share are computed based on the weighted average number of common shares outstanding. The Company’s potentially dilutive securities, which include stock options and stock purchase warrants, have been excluded from the computation of diluted net loss per share as the effect would be antidilutive. The securities that could potentially dilute basic earnings per share in the future and that have been excluded from the computation of diluted net loss per share totaled 41,166,797 and 6,951,395 shares at September 30, 2025 and 2024, respectively.

9.	Income Taxes

No provision for income taxes was recorded in either of the nine-month periods ended September 30, 2025 and 2024. The Company remains in a cumulative loss position with a full valuation allowance recorded against its net deferred income tax assets as of September 30, 2025.

Item 2	Management’s Discussion and Analysis of Financial Condition And Results of Operations

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help the reader understand our results of operations and financial condition. This MD&A is provided as a supplement to, and should be read in conjunction with, our condensed consolidated financial statements and the accompanying notes thereto and other disclosures included in this Quarterly Report on Form 10-Q (this “Quarterly Report”), and our audited financial statements and the accompanying notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the Securities and Exchange Commission (the “SEC”) on March 27, 2025.

Forward-Looking Statements

Information included in this Quarterly Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are not statements of historical facts, but rather reflect our current expectations concerning future events and results. We generally use the words “believes,” “expects,”, “looks forward to”, “may”, “estimates”, “continues”, “should”, “could”, “target”, “potential,” “intends,” “plans,” “anticipates,” “likely,” “will” and similar expressions to identify forward-looking statements. All statements in this Quarterly Report, other than statements of historical facts, including statements regarding our strategy, future operations, future financial position, future revenues, future governmental grants, projected costs, prospects, plans, intentions, expectations and objectives could be forward-looking statements. Such forward-looking statements, including those concerning our expectations, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to, those factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. We operate in a highly competitive, highly regulated and rapidly changing environment and our business is constantly evolving. Therefore, it is likely that new risks will emerge, and that the nature and elements of existing risks will change, over time. It is not possible for management to predict all such risk factors or changes therein, or to assess either the impact of all such risk factors on our business. We assume no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this Quarterly Report.

Overview and Recent Developments

GeoVax is a clinical-stage biotechnology company developing human vaccines and immunotherapies against infectious diseases and cancers using novel proprietary platforms. GeoVax’s most advanced product candidates include a multi-antigen, next-generation COVID-19 vaccine, a gene-directed enzyme prodrug therapy for solid tumor cancers, and a vaccine against Mpox and smallpox. Additional preclinical research and development programs include vaccines targeting hemorrhagic fever viruses (Ebola Zaire, Ebola Sudan and Marburg), and Zika virus.

Our corporate strategy is to advance, protect, and leverage our vaccine/immunotherapy technologies to enable the development of preventive and therapeutic solutions for infectious diseases and cancer. Our goal is to progress our product candidates through human clinical trials and pursue regulatory approval and commercialization via internal development or external licensing and partnerships. We also work collaboratively with academic, governmental, and industry partners to advance and validate our pipeline.

Our programs are in various stages of development. Key updates for our lead programs are outlined below:

●	GEO-CM04S1 – COVID-19 Vaccine Candidate:
o	GEO-CM04S1 is undergoing multiple Phase 2 clinical studies:
■

One trial (ClinicalTrials.gov Identifier: NCT04977024) is evaluating its use in immunocompromised patients with hematologic malignancies (e.g., following stem cell transplant or CAR-T therapy). Published data from this study’s safety lead-in showed GEO-CM04S1 induced both neutralizing antibody and T cell responses in this high-risk population.

■

A second trial (NCT04639466) is assessing GEO-CM04S1 as a heterologous booster following primary mRNA vaccination. Interim results have shown statistically significant increases in neutralizing antibodies across multiple SARS-CoV-2 variants, including Omicron XBB 1.5.

■

A third, investigator-initiated trial (NCT05672355) is evaluating GEO-CM04S1 versus an mRNA-based vaccine in patients with chronic lymphocytic leukemia (CLL). The mRNA vaccine arm was discontinued following an interim safety and efficacy review; the GEO-CM04S1 arm continues.

o

In June 2024, GeoVax received a development award through the Rapid Response Partnership Vehicle (RRPV), funded by the Biomedical Advanced Research and Development Authority (BARDA), to support advancement of GEO-CM04S1 into a Phase 2b study. On April 11, 2025, we received formal notice from Advanced Technology International (ATI) that BARDA elected to terminate the contract for convenience, consistent with its terms.

●	Gedeptin® -- Gene-Directed Enzyme Prodrug Therapy (GDEPT):
o

Gedeptin has successfully completed a Phase 1/2 clinical trial (NCT03754933) in patients with advanced head and neck squamous cell carcinoma (HNSCC). This trial was funded in part by the FDA pursuant to its Orphan Products Clinical Trials Grants Program.

o

Planning activities are underway for a Phase 2 trial to evaluate the addition of intra-tumoral Gedeptin® and intravenous fludarabine to recently approved neoadjuvant pembrolizumab as first-line treatment of patients with head and neck squamous cell carcinoma eligible for curative surgery. Trial initiation is targeted for 2026.

●	GEO-MVA – Mpox/Smallpox Vaccine Candidate:
o

GEO-MVA is a Modified Vaccinia Ankara (MVA)-based vaccine candidate intended for protection against Mpox and smallpox. MVA is the strain recommended by both the World Health Organization (WHO) and U.S. Centers for Disease Control and Prevention (CDC) for these indications and is currently used in the U.S. Strategic National Stockpile.

o

Following scientific advice from the European Medicines Agency (EMA) in May 2025, we intend to proceed directly to a Phase 3 trial, bypassing traditional Phase 1 and 2 studies, subject to final protocol and regulatory alignment. The Phase 3 study is expected to initiate in 2026.

o	A cGMP clinical drug substance batch of GEO-MVA has been successfully produced to support clinical development.
●	Other Product Development Programs:
o

Additional research and development activities continue for vaccine candidates targeting filoviruses (Ebola Zaire, Ebola Sudan, and Marburg) and Zika virus, as well as potential applications of the GEO-MVA and Gedeptin platforms in broader infectious disease and oncology indications

●	Manufacturing Platform – Continuous Avian Cell Line:
o

GeoVax is developing a continuous avian cell line manufacturing platform for production of its Modified Vaccinia Ankara (MVA)-based vaccines. This platform will enable scalable, high-yield production of vaccine candidates under current Good Manufacturing Practice (cGMP) conditions. Thus far, initial process development steps in support of cGMP production of GEO-MVA in the continuous avian cell line have been achieved Unlike traditional egg-based production methods, continuous cell line manufacturing offers greater efficiency, reproducibility and flexibility, supporting rapid response capabilities for emerging infectious diseases and biothreats. This approach is aligned with U.S. and international priorities for modernizing vaccine manufacturing and ensuring supply chain resilience

Financial Overview

Revenue

Our revenues to date have been related to government grants and contracts and other collaborative arrangements in support of our product development activities. We have not generated any revenue to date from the sale of the products we are developing. Our product candidates will require significant additional research and development efforts, including extensive preclinical and clinical testing. All product candidates that we advance to clinical testing will require regulatory approval prior to commercial use and will require significant costs for commercialization.

Research and development expenses

Since our inception, we have focused and we continue to focus significant resources on our research and development activities, including developing our vector platform and analytical testing methods, conducting preclinical studies, developing manufacturing processes, and conducting clinical trials. Research and development costs are expensed as incurred and consist primarily of the following:

•	personnel costs in our research and development functions, including salaries, benefits and stock-based compensation;
•	expenses incurred under agreements with CROs, for the conduct of clinical trials;
•	expenses incurred under agreements with contract manufacturing organizations (CMOs) that manufacture product used in clinical trials;

•	expenses incurred in procuring materials and for analytical and release testing services required to produce vaccine candidates used in clinical trials;
•	process development expenses to improve the efficiency and yield of the bulk vaccine;
•	laboratory supplies, vendor expenses and other third-party contract expenses related to preclinical research activities;
•	technology license fees;
•	consultant expenses for services supporting our clinical, regulatory and manufacturing activities; and
•	facilities, depreciation and other general overhead expenses.

We expect our research and development expenditures to increase as we advance our existing and future product candidates into and through clinical trials and pursue regulatory approval, especially with regard to the ongoing and planned GEO-CM04S1, Gedeptin and GEO-MVA clinical programs. We do not provide forward-looking estimates of costs and time to complete our research programs due to the many uncertainties associated with biotechnology research and development. Due to these uncertainties, our future expenditures are likely to be highly volatile in future periods depending on the outcomes of the trials and studies. As we obtain data from preclinical studies and clinical trials, we may elect to discontinue or delay certain development programs to focus our resources on more promising product candidates. Completion of preclinical studies and human clinical trials may take several years or more, but the length of time can vary substantially depending upon several factors. The duration and the cost of future clinical trials may vary significantly over the life of the project because of differences arising during development of the human clinical trial protocols, including the length of time required to enroll suitable patient subjects, the number of patients that ultimately participate in the clinical trial, the duration of patient follow-up, and the number of clinical sites included in the clinical trials.

General and administrative expenses

Our general and administrative expenses consist primarily of personnel costs in our executive, finance, business development and other administrative functions, including stock-based compensation. Other general and administrative expenses include consulting fees, professional service fees for accounting and legal services, lease expenses related to our offices, insurance premiums, intellectual property costs incurred in connection with filing and prosecuting patent applications, depreciation and other costs. We expect our general and administrative expenses will increase in the future as we support expanded research and development activities, prepare for potential commercialization of our current and future product candidates, maintain compliance with requirements of Nasdaq and the SEC, and other general corporate activities.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates and adjusts them as necessary. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

For a description of critical accounting policies that require significant judgments and estimates during the preparation of our financial statements, refer to the Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2024. There have been no significant changes to our critical accounting policies from those disclosed in our 2024 Annual Report.

Recent Accounting Pronouncements – Information regarding recent accounting pronouncements is contained in Note 2 to the financial statements included in this Quarterly Report.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that are likely or reasonably likely to have a material effect on our financial condition or results of operations, other than the operating lease for our office and laboratory space.

Results of Operations

The following table summarizes our results of operations for the three-month and nine-month periods ended September 30, 2025 and 2024:

	Three Months Ended Sep. 30,
	2025	2024	Change
Revenue from government contract	$-	$2,789,484	$(2,789,484)
Operating expenses:
Research and development	5,043,504	7,402,884	(2,359,380)
General and administrative	1,329,711	1,241,176	88,535
Total operating expenses	6,373,215	8,644,060	(2,270,845)
Loss from operations	(6,373,215)	(5,854,576)	(518,639)
Interest income	54,301	53,191	1,110
Interest expense	-	(14,083)	14,083
Net loss	$(6,318,914)	$(5,815,468)	$(503,446)

	Nine Months Ended Sep. 30,
	2025	2024	Change
Revenue from government contract	$2,489,145	$3,090,161	$(601,016)
Operating expenses:
Research and development	15,127,090	16,105,480	(978,390)
General and administrative	4,559,346	3,784,559	774,787
Total operating expenses	19,686,436	19,890,039	(203,603)
Loss from operations	(17,197,291)	(16,799,878)	(397,413)
Interest income	150,943	91,611	59,332
Interest expense	-	(21,375)	21,375
Net loss	$(17,046,348)	$(16,729,642)	$(316,706)

Revenue from Government Contract

During the three-month and nine-month periods ended September 30, 2025, we reported $-0- and $2,489,145, respectively, of revenues associated with the ATI-RRPV Contract as compared to $2,789,484 and $3,090,161 for the same periods in 2024. On April 11, 2025, we received the notice (discussed above) directing us to stop work on all of our efforts with respect to the ATI-RRPV Contract, which was subsequently formally terminated.

Research and Development Expenses

For the three-month and nine-month periods ended September 30, 2025, research and development expenses decreased by $2,359,380 (31.9%) and $978,390 (6.1%), respectively, versus the comparable 2024 periods. The overall decrease during 2025 primarily relates to discontinued costs associated with termination of the ATI-RRPV Contract, as well as lower costs for the GEO-CM04S1 clinical trials and manufacturing costs associated with the GEO-CM04S1 and Gedeptin programs. These lower costs were partially offset by higher personnel and consulting costs and manufacturing costs associated with the GEO-MVA development program. Research and development expenses for the three-month and nine-month periods of 2025 include stock-based compensation expense of $130,323 and $390,962, respectively, as compared to $59,384 and $163,653, respectively, for the comparable 2024 periods.

General and Administrative Expenses

For the three-month and nine-month periods ended September 30, 2025, general and administrative expenses increased by $88,535 (7.1%) and $774,787 (20.5%), respectively, versus the comparable 2024 periods. The overall increase during 2025 relates primarily to higher personnel costs, investor relations consulting and other programmatic expenses, and stock-based compensation expense. General and administrative expenses for the three-month and nine-month periods of 2025 include stock-based compensation expense of $147,223 and $472,068, respectively, as compared to $70,538 and $255,645, respectively, for the comparable periods of 2024.

Other Income

Interest income for the three-month and nine-month periods ended September 30, 2025 was $54,301 and $150,943, respectively, as compared to $53,191 and $91,611, respectively, for comparable periods of 2024. The overall increase during 2025 is attributable to the average cash balances available for investment. Interest expense for the three-month and nine-month periods ended September 30, 2024 was $14,083 and $21,375, respectively, associated with certain notes payable issued during May 2024 and retired in August 2024. There was no interest expense during the 2025 periods.

Liquidity and Capital Resources

The following tables summarize our liquidity and capital resources as of September 30, 2025 and December 31, 2024, and our cash flows for the nine-month periods ended September 30, 2025 and 2024:

Liquidity and Capital Resources	September 30, 2025	December 31, 2024
Cash and cash equivalents	$5,008,997	$5,506,941
Working capital	4,693,071	4,827,551

	Nine Months Ended September 30,
Cash Flow Data	2025	2024
Net cash provided by (used in):
Operating activities	$(16,512,193)	$(16,921,961)
Investing activities	(27,612)	(20,653)
Financing activities	16,041,861	19,082,548
Net increase (decrease) in cash and cash equivalents	$(497,944)	$2,139,934

Operating Activities – Net cash used in operating activities of $16,512,193 for the nine months ended September 30, 2025, was primarily due to our net loss of $17,046,348, offset by non-cash items such as depreciation and amortization expense and stock-based compensation expense, and by changes in our working capital accounts. Net cash used in operating activities of $16,921,961 for the nine months ended September 30, 2024, was due to our net loss of $16,729,642, offset by non-cash items such as depreciation and amortization expense and stock-based compensation expense, and by changes in our working capital accounts.

Investing Activities – Net cash used in investing activities was $27,612 and $20,653 for the nine-month periods ended September 30, 2025 and 2024, respectively, and relates primarily to purchases of laboratory equipment.

Financing Activities – Net cash provided by financing activities was $16,041,861 and $19,082,548 for the nine-month periods ended September 30, 2025 and 2024, respectively. Net cash provided by financing activities for the each period relates to net proceeds from offerings of our common stock and warrants and exercise of previously issued warrants.

Funding Requirements and Sources of Capital

To date, we have not generated any product revenue. We do not know when, or if, we will generate any product revenue and we do not expect to generate significant product revenue unless and until we obtain regulatory approval and commercialize one of our current or future product candidates. We anticipate that we will continue to generate losses for the foreseeable future, and we expect the losses to increase as we continue the development of, and seek regulatory approvals for, our product candidates, and begin to commercialize any approved products. We are subject to all of the risks incident to the development of new products, and may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may harm our business. We anticipate that we will need substantial additional funding in connection with our continuing operations. We have funded our operations to date primarily from sales of our equity securities and from government grants and clinical trial assistance.

During the first quarter of 2025, we closed a registered direct offering of our common stock and warrants, as well as sold shares of our common stock pursuant to the ATM Program. Net proceeds to us from these offerings, after deducting commissions to the placement agent and sales agent, as applicable, and other related offering expenses, were approximately $7.9 million.

On July 2, 2025, we closed a public offering of our common stock and warrants. Net proceeds after deducting placement agent fees and expenses and other offering expenses were approximately $5.5 million. On September 30, 2025, we closed a registered direct offering of our common stock and warrants. Net proceeds after deducting placement agent commissions and other offering expenses were approximately $2.3 million. During the third quarter of 2025, we also sold shares of our common stock pursuant to the ATM Program for net proceeds of approximately $220,000.

As of the date of this Quarterly Report, we believe that our existing cash and cash equivalents are sufficient to fund our operations into December 2025. We plan to pursue additional cash resources through public or private equity or debt financings, government grants/contracts, arrangements with strategic partners, or from other sources.

There can be no assurance that necessary funding will be available on favorable terms or at all. These factors collectively raise substantial doubt about the Company’s ability to continue as a going concern. Management believes that we will be successful in securing the additional capital required to continue the Company’s planned operations, but that our plans do not fully alleviate the substantial doubt about the Company’s ability to operate as a going concern.

We will need to continue to raise additional capital to support our future operating activities, including progression of our development programs, preparation for commercialization, and other operating costs. We may fund a significant portion of our ongoing operations through partnering and collaboration agreements which, while reducing our risks and extending our cash runway, would also reduce our share of eventual revenues, if any, from our vaccine candidates. Additionally, we may be able to fund certain activities with assistance from government programs.

The sale of additional equity would result in additional dilution to our stockholders. We may also fund our operations through debt financing, which would result in debt service obligations, and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. If we are unable to raise additional capital in sufficient amounts or on acceptable terms, we may be required to delay, limit, reduce, or terminate our product development or future commercialization efforts or grant rights to develop and market vaccine candidates that we would otherwise prefer to develop and market ourselves. Any of these actions could harm our business, results of operations and prospects.

Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties and is based on assumptions that may prove to be wrong; actual results could vary materially. Our projection takes into consideration contractual commitments we have made, and expect to make, in the normal course of operating our business, which include (i) obligations to our employees, (ii) our lease obligations, (iii) payments due under license agreements for various technologies and patent rights associated with our product development activities, (iv) arrangements with CROs, CMOs, and other third-party vendors for clinical trials services and production of materials for use in our clinical trials, and (v) other various firm purchase commitments and contractual obligations related to production and testing of our product candidates and the general operation of our business.

We have based our projections of operating capital requirements on assumptions that may prove to be incorrect, and we may use our available capital resources sooner than we expect. Our future capital requirements will depend on many factors, which include but are not limited to:

●	the timing and costs of our ongoing and planned clinical trials;
●	the timing and costs of manufacturing material for use in clinical trials;
●	the number and scope of our research programs and the speed at which they are advanced;
●	the progress and success of our preclinical and clinical development activities;
●	the costs involved in prosecuting and enforcing patent claims and other intellectual property rights;
●	the costs to attract and retain skilled personnel;
●	the costs to maintain and expand our infrastructure to support our operations, our product development, and planned future commercialization efforts;
●	the terms and timing of establishing and maintaining collaborations, licenses and other similar arrangements;
●	the costs associated with any products or technologies that we may in-license or acquire; and
●	the costs and timing of regulatory approvals.

Item 3	Quantitative and Qualitative Disclosures About Market Risk

Not applicable to smaller reporting companies.

Item 4	Controls and Procedures

Evaluation of disclosure controls and procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that the information required to be disclosed in reports filed or submitted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is (1) recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms and (2) accumulated and communicated to management, including the Chief Executive Officer and Principal Financial and Accounting Officer, as appropriate to allow timely decisions regarding required disclosure.

Our management has carried out an evaluation, under the supervision and with the participation of our Principal Executive Officer and our Principal Financial and Accounting Officer, of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Exchange Act Rules 13a-15 or 15d-15 as of the end of the period covered by this report. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of the period covered by this report, our disclosure controls and procedures are effective to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms.

Changes in internal control over financial reporting

There were no significant changes in our internal control over financial reporting that occurred during the three months ended September 30, 2025 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Limitations on Controls

Management does not expect that our disclosure controls and procedures or our internal control over financial reporting will prevent or detect all error and fraud. Any control system, no matter how well designed and operated, is based upon certain assumptions and can provide only reasonable, not absolute, assurance that its objectives will be met. Further, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within the Company have been detected.

PART II -- OTHER INFORMATION

Item 1	Legal Proceedings

None.

Item 1A	Risk Factors

For information regarding factors that could affect our results of operations, financial condition or liquidity, see the risk factors discussed under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K. See also “Forward-Looking Statements,” included in Part I - Item 2 of this Quarterly Report on Form 10-Q. As a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act), we are not required to provide the information called for by this Item 1A concerning any material changes from the risk factors previously disclosed in our most recent Annual Report on Form 10‑K.

Item 2	Unregistered Sales of Equity Securities and Use of Proceeds

There were no sales of unregistered equity securities during the period covered by this report that have not previously been reported on Form 8-K.

Item 3	Defaults Upon Senior Securities

None.

Item 4	Mine Safety Disclosures

Not applicable.

Item 5	Other Information

During the period covered by this report, none of our directors or Section 16 officers adopted or terminated any “Rule 10b5-1 trading arrangement” or “non-Rule 10b5-1 trading arrangement” (as each term is defined in Item 408(a) of Regulation S-K).

Item 6	Exhibits

Exhibit Number	Description
4.1	Form of Common Stock Purchase Warrant, dated July 2, 2025 (2)
4.2	Form of Common Stock Purchase Warrant, dated September 30, 2025 (3)
10.1	Placement Agency Agreement between the Company and Roth Capital Partners, LLC (2)
10.2	Placement Agency Agreement between the Company and Roth Capital Partners, LLC (3)
10.3	Securities Purchase Agreement, dated July 2, 2025 (2)
10.4	Securities Purchase Agreement, dated September 30, 2025 (3)
10.5*	Membership Agreement (Portal Innovations Science Square Labs), dated August 1, 2025
10.6*	Office Lease, dated September 15, 2025
31.1*	Certification pursuant to Rule 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1934
31.2*	Certification pursuant to Rule 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1934
32.1*	Certification pursuant to 18 U.S.C. Section 1350, as adopted by Section 906 of the Sarbanes-Oxley Act of 2002
32.2*	Certification pursuant to 18 U.S.C. Section 1350, as adopted by Section 906 of the Sarbanes-Oxley Act of 2002
101.INS	Inline XBRL Instance Document (1)
101.SCH	Inline XBRL Taxonomy Extension Schema Document (1)
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document (1)
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document (1)
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document (1)
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document (1)
104	Inline XBRL for the cover page of this Quarterly Report on Form 10-Q and included in the Exhibit 101 Inline XBRL Document Set (1)

*	Filed herewith
**	Indicates a management contract or compensatory plan or arrangement

(1)

These interactive data files shall not be deemed filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, or Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under these sections.

(2)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed July 2, 2025.
(3)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed September 30, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this quarterly report on Form 10-Q to be signed on its behalf by the undersigned thereunto duly authorized.

GEOVAX LABS, INC. (Registrant)

Date: November 13, 2025	By:	/s/ Mark W. Reynolds
Mark W. Reynolds
Chief Financial Officer (duly authorized officer and principal financial officer)